Exhibit 99.1

Limestone Bancorp Reports Net Income of $5.8 million, or $0.76 per Diluted Share, for the 3rd Quarter of 2022 and $13.4 million, or $1.76 per Diluted Share, for the Nine Months Ended September 30, 2022

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 19, 2022--Limestone Bancorp, Inc. (NASDAQ: LMST) (the “Company”), parent company of Limestone Bank, Inc. (the “Bank”), today reported unaudited results for the third quarter of 2022. Net income available to common shareholders for the third quarter of 2022 was $5.8 million, or $0.76 per basic and diluted common share, compared with $4.3 million, or $0.57 per basic and diluted common share, for the third quarter of 2021. Net income for the nine months ended September 30, 2022, was $13.4 million, or $1.76 per basic and diluted common share, compared with net income of $11.5 million, or $1.51 per basic and diluted common share, for the nine months ended September 30, 2021.

John T. Taylor, Chief Executive Officer, noted, “The Limestone team delivered strong performance results in the third quarter and for the first nine months of 2022. Deposit gathering efforts remain successful and loan growth was 5.0% in the third quarter and 12.6% for the first nine months of the year. Asset quality remains strong and net interest margin expanded 12 basis points quarter over quarter, which is directionally consistent with the Fed’s tightening actions and our approach to interest rate risk management.”

Total assets were $1.49 billion at September 30, 2022, up $72.6 million from the previous quarter. The loan portfolio increased $54.1 million, or 5.0%, during the quarter to $1.13 billion at September 30, 2022. Total deposits increased $51.0 million to $1.22 billion at September 30, 2022.

Net Interest Income and Average Earning Assets – Net interest income increased to $12.9 million for the third quarter of 2022, compared to $11.7 million for the second quarter of 2022, and $11.6 million for the third quarter of 2021. Net interest margin increased to 3.73% for the third quarter of 2022, compared with 3.51% for the second quarter of 2022, and 3.61% for the third quarter of 2021.

The yield on earning assets increased to 4.37% in the third quarter of 2022, compared to 3.95% in the second quarter of 2022, and 4.03% in the third quarter of 2021. Quarter over quarter, average loans increased $43.4 million to $1.10 billion. Compared to the prior year third quarter, average loans increased $143.9 million, average investment securities increased $7.4 million, and average lower yielding fed funds sold decreased $56.2 million. PPP loans averaged $157,000 for the third quarter of 2022, $172,000 for the second quarter of 2022, and $12.6 million for the third quarter of 2021.

The Federal Reserve increased the fed funds target by 25 basis points on March 16, 2022, 50 basis points on May 4, 2022, 75 basis points on June 15, 2022, 75 basis points on July 26, 2022, and 75 basis points on September 20, 2022. During the second and third quarters of 2022, the Bank’s fed funds sold, floating rate investment securities, loans with variable rate pricing features, and new loan originations benefitted from the upward movement in short-term rates and are expected to continue to benefit as rates continue to rise. The cost of interest-bearing liabilities has also been impacted to a lesser extent but is also expected to continue to increase as short-term interest rates continue to rise.

Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $279,000, $173,000, and $1.5 million for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. This represents eight basis points, six basis points, and 48 basis points of yield on earning assets and net interest margin for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Loan fee income for the third and second quarters of 2022 did not include any fees earned on PPP loans, compared to $1.4 million in the third quarter of 2021, which represents 43 basis points of earning asset yield and net interest margin for the third quarter of 2021.

The following table reconciles the as reported yield on earning assets to the yield on earning assets excluding PPP fees, a non-GAAP financial measure:

	Three Months Ended
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
	(in thousands)

Yield on Earning Assets, as reported	4.37%	3.95%	3.82%	3.71%	4.03%
Less Impact of PPP Fees	—	—	0.02	0.08	0.43
Yield on Earning Asset excluding PPP Fees	4.37%	3.95%	3.80%	3.63%	3.60%

The cost of interest-bearing liabilities was 0.85% for the third quarter of 2022, compared to 0.58% in the second quarter of 2022, and 0.56% in the third quarter of 2021. While deposit mix has continued to improve as compared to the prior year third quarter, the movement in short-term rates has impacted the cost of interest-bearing liabilities. Future short-term rate increases are expected to further impact the cost of interest-bearing liabilities.

Net interest income increased to $35.7 million for the first nine months of 2022, compared with $33.2 million in the first nine months of 2021. Net interest margin increased to 3.56% in the first nine months of 2022, compared with 3.53% for the first nine months of 2021.

The yield on earning assets increased to 4.05% for the first nine months of 2022, compared to 4.00% for the first nine months of 2021. During the first nine months of 2022 average loans increased $100.0 million to $1.06 billion and average investment securities increased $30.8 million, while average lower yielding fed funds sold decreased $45.4 million compared to the first nine months of 2021. Average PPP loans were $340,000 and $19.4 million for the first nine months of 2022 and 2021, respectively. The amount of loan fee income included in total interest income was $776,000 and $3.3 million for the nine months ended September 30, 2022 and 2021, respectively. This represents eight basis points and 35 basis points of yield on earning assets and net interest margin for the nine months ended September 30, 2022 and 2021, respectively. Loan fee income included PPP fees of $45,000 and $2.5 million for the nine months ended September 30, 2022 and 2021, respectively, which represented approximately one basis point and 27 basis points of earning asset yield and net interest margin for those nine-month periods, respectively.

The cost of interest-bearing liabilities was 0.66% for the first nine months of 2022, compared to 0.62% in the first nine months of 2021. While deposit mix has continued to improve as compared to the prior year, the cost of interest-bearing liabilities was impacted by the recent increases in short-term interest rates and is expected to continue to increase as short-term interest rates continue to rise.

Time deposits increased $17.6 million during the third quarter of 2022. Approximately $47.9 million of time deposits with an average rate of 0.58% matured and were redeemed or repriced during the third quarter of 2022. During the third quarter of 2022, newly originated or renewed time deposits had an average rate of 2.27% and an average term of approximately 13 months. As of September 30, 2022, time deposits comprised $273.8 million of the Company’s liabilities including $57.1 million with a current average rate of 0.79%, which reprice or mature in the fourth quarter of 2022. The following table denotes contractual time deposit maturities and average rates as of September 30, 2022:

Maturity Quarter	As of September 30, 2022 (in thousands)	Weighted Average Rate

Q4-2022	57,052	0.79
Q1-2023	66,691	0.89
Q2-2023	61,390	2.12
Q3-2023	24,036	0.61
Thereafter	64,611	0.86
Total time deposits	$273,780	1.11%

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.16% at September 30, 2022, compared to 1.17% at June 30, 2022, and 1.34% at September 30, 2021.

Net loan recoveries were $1.7 million and $1.6 million, for the three and nine months ended September 30, 2022, compared to net loan recoveries of $36,000 and net loan charge-offs of $120,000, for the three and nine months ended September 30, 2021. During the third quarter of 2022, the Bank received a payoff of $2.0 million on a nonaccrual commercial real estate loan resulting in a recovery of $1.5 million. A negative provision for loan losses of $1,250,000 and $50,000, or $(0.12) and $(0.01) per common share after taxes, was recorded in the third quarter and the first nine months of 2022, respectively, compared to a provision for loan losses of $300,000 and $650,000, or $0.03 and $0.06 per common share after taxes, for the three and first nine months of 2021. The 2022 negative loan loss provisions were primarily attributable to the significant recovery recognized during the third quarter and its impact on the historical loss percentages, offset by the additional reserve required by the growth trends within the portfolio during the periods. The 2021 loan loss provisions were attributable to growth trends within the portfolio and net loan charge-offs impacting historical loss percentages during the periods.

Non-interest Income and Expense – Non-interest income for the third quarter of 2022 decreased $208,000 to $2.2 million, compared with $2.4 million for the third quarter of 2021. The third quarter of 2021 included a $465,000 gain on the call of a corporate bond from the Bank’s available for sale securities portfolio. Service charges on deposit accounts increased $165,000 due to an increase in transaction volumes. Non-interest expense increased $647,000, or 8.0%, to $8.7 million for the third quarter of 2022, compared with $8.1 million for the third quarter of 2021. Salaries and benefits expense increased $377,000 from the third quarter of 2021 as a result of the inflationary impact on talent acquisition and the administration of annual salary adjustments, increased health care utilization costs, and a modest increase in performance-based incentive compensation. Other non-interest expense increased $214,000 from the third quarter of 2021 primarily related to an increase in losses associated with demand deposit charge-offs and fraudulent check and debit card activity during the period.

Non-interest income for the first nine months of 2022 increased $267,000 to $6.7 million, compared with $6.5 million for the first nine months of 2021. The increase was primarily due to an increase in services charges on deposit accounts of $421,000 due to an increase in transaction volumes, as well as a $179,000 increase in bank owned life insurance income due to additional policies being purchased in March 2022. Non-interest income for the first nine months of 2022 also included a $163,000 gain on sale of premises held for sale from the first quarter of 2022, while the first nine months of 2021 included a $191,000 gain on sale of OREO from the second quarter of 2021, as well as, a $465,000 gain on the call of a corporate bond from the third quarter of 2021. Non-interest expense increased $907,000, or 3.8%, to $24.9 million for the first nine months of 2022, compared with $24.0 million for the first nine months of 2021. The increase was primarily due to an increase of $643,000 in salaries and benefits as discussed above, and a $328,000 increase in other non-interest expense primarily related to losses associated with demand deposit charge-offs and fraudulent check and debit card activity during the period.

About Limestone Bancorp, Inc.
Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements
Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in inflation and efforts to control it; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2021.

Additional Information
Unaudited supplemental financial information for the third quarter ending September 30, 2022, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	9/30/22	9/30/21	9/30/22	9/30/21

Income Statement Data
Interest income	$15,121	$12,975	$40,670	$37,601
Interest expense	2,209	1,354	4,964	4,386
Net interest income	12,912	11,621	35,706	33,215
Provision (negative provision) for loan losses	(1,250)	300	(50)	650
Net interest income after provision	14,162	11,321	35,756	32,565

Service charges on deposit accounts	748	583	2,072	1,651
Bank card interchange fees	1,061	1,044	3,151	3,077
Bank owned life insurance income	148	112	599	420
Gain on sale of OREO	—	—	—	191
Gain (loss) on sales and calls of securities, net	—	465	(3)	460
Gain on sale of premises held for sale	—	—	163	—
Other	271	232	740	656
Non-interest income	2,228	2,436	6,722	6,455

Salaries & employee benefits	4,959	4,582	14,174	13,531
Occupancy and equipment	1,134	1,024	3,218	3,063
Deposit account related expense	571	545	1,692	1,592
Data processing expense	402	378	1,191	1,133
Professional fees	206	219	663	701
Marketing expense	159	200	464	561
FDIC insurance	90	90	270	315
Deposit tax	99	90	297	270
Communications expense	108	153	293	520
Insurance expense	104	105	318	324
Postage and delivery	156	169	469	460
Other	709	495	1,846	1,518
Non-interest expense	8,697	8,050	24,895	23,988

Income before income taxes	7,693	5,707	17,583	15,032
Income tax expense	1,880	1,366	4,155	3,568
Net income	$5,813	$4,341	$13,428	$11,464

Weighted average shares – Basic	7,639,492	7,602,686	7,628,677	7,591,800
Weighted average shares – Diluted	7,639,492	7,602,686	7,628,677	7,591,800

Basic earnings per common share	$0.76	$0.57	$1.76	$1.51
Diluted earnings per common share	$0.76	$0.57	$1.76	$1.51
Cash dividends declared per common share	$0.05	$0.00	$0.15	$0.00

Performance Ratios
Return on average assets	1.59%	1.26%	1.26%	1.14%
Return on average equity	17.83	13.61	13.87	12.57
Yield on average earning assets (tax equivalent)	4.37	4.03	4.05	4.00
Cost of interest-bearing liabilities	0.85	0.56	0.66	0.62
Net interest margin (tax equivalent)	3.73	3.61	3.56	3.53
Efficiency ratio[1]	57.44	59.23	58.67	61.18
Non-interest expense to average assets	2.38	2.33	2.34	2.38

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Income Statement Data
Interest income	$15,121	$13,122	$12,427	$12,314	$12,975
Interest expense	2,209	1,442	1,313	1,307	1,354
Net interest income	12,912	11,680	11,114	11,007	11,621
Provision (negative provision) for loan losses	(1,250)	450	750	500	300
Net interest income after provision	14,162	11,230	10,364	10,507	11,321

Service charges on deposit accounts	748	690	634	605	583
Bank card interchange fees	1,061	1,087	1,003	1,039	1,044
Bank owned life insurance income	148	249	202	106	112
Gain (loss) on sales and calls of securities, net	—	(3)	—	—	465
Gain on sale of premises held for sale	—	—	163	—	—
Other	271	233	236	234	232
Non-interest income	2,228	2,256	2,238	1,984	2,436

Salaries & employee benefits	4,959	4,651	4,564	4,601	4,582
Occupancy and equipment	1,134	1,055	1,029	978	1,024
Deposit account related expense	571	574	547	566	545
Data processing expense	402	403	386	379	378
Professional fees	206	236	221	251	219
Marketing expense	159	172	133	166	200
FDIC insurance	90	90	90	90	90
Deposit tax	99	99	99	105	90
Communications expense	108	121	64	161	153
Insurance expense	104	109	105	91	105
Postage and delivery	156	150	163	145	169
Other	709	567	570	450	495
Non-interest expense	8,697	8,227	7,971	7,983	8,050

Income before income taxes	7,693	5,259	4,631	4,508	5,707
Income tax expense	1,880	1,223	1,052	1,063	1,366
Net income	$5,813	$4,036	$3,579	$3,445	$4,341

Weighted average shares – Basic	7,639,492	7,631,883	7,614,382	7,597,256	7,602,686
Weighted average shares – Diluted	7,639,492	7,631,883	7,614,382	7,597,256	7,602,686

Basic earnings per common share	$0.76	$0.53	$0.47	$0.45	$0.57
Diluted earnings per common share	$0.76	$0.53	$0.47	$0.45	$0.57
Cash dividends declared per common share	$0.05	$0.05	$0.05	$0.00	$0.00

Performance Ratios
Return on average assets	1.59%	1.14%	1.03%	0.97%	1.26%
Return on average equity	17.83	12.66	11.07	10.51	13.61
Yield on average earning assets (tax equivalent)	4.37	3.95	3.82	3.71	4.03
Cost of interest-bearing liabilities	0.85	0.58	0.53	0.53	0.56
Net interest margin (tax equivalent)	3.73	3.51	3.42	3.32	3.61
Efficiency ratio[1]	57.44	59.02	59.70	61.45	59.23
Non-interest expense to average assets	2.38	2.33	2.30	2.25	2.33

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21

Assets
Loans	$1,127,945	$1,073,815	$1,047,285	$1,001,840	$968,088
Allowance for loan losses	(13,031)	(12,550)	(12,195)	(11,531)	(12,973)
Net loans	1,114,914	1,061,265	1,035,090	990,309	955,115
Securities held to maturity[2]	43,350	44,205	45,639	46,460	47,539
Securities available for sale[2]	181,292	193,022	204,071	214,213	203,548
Federal funds sold & interest-bearing deposits	50,940	18,244	22,040	67,110	44,909
Cash and due from financial institutions	6,430	7,742	10,009	10,493	13,579
Premises and equipment	22,503	22,747	23,043	21,575	21,623
Premises held for sale	—	—	—	310	980
Bank owned life insurance	31,032	30,888	30,643	23,946	23,845
FHLB Stock	5,176	5,116	5,116	5,116	5,116
Deferred taxes, net	23,002	23,343	22,648	21,583	22,161
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	1,797	1,861	1,925	1,989	2,053
Accrued interest receivable and other assets	7,007	6,383	6,230	6,336	6,128
Total Assets	$1,493,695	$1,421,068	$1,412,706	$1,415,692	$1,352,848

Liabilities and Equity
Certificates of deposit	$273,780	$256,141	$260,064	$266,011	$280,545
Interest checking	286,867	269,240	274,054	287,208	239,923
Money market	215,450	209,183	216,845	217,943	198,470
Savings	154,545	163,573	166,135	163,423	163,018
Total interest-bearing deposits	930,642	898,137	917,098	934,585	881,956
Demand deposits	287,938	269,425	281,533	274,083	266,035
Total deposits	1,218,580	1,167,562	1,198,631	1,208,668	1,147,991
FHLB advances	90,000	70,000	30,000	20,000	20,000
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	10,744	10,888	9,855	10,065	10,193
Total liabilities	1,365,324	1,294,450	1,284,486	1,284,733	1,224,184

Total stockholders’ equity	128,371	126,618	128,220	130,959	128,664
Total Liabilities and Stockholders’ Equity	$1,493,695	$1,421,068	$1,412,706	$1,415,692	$1,352,848

Ending shares outstanding	7,639,033	7,640,680	7,622,157	7,594,749	7,602,686
Book value per common share	$16.80	$16.57	$16.82	$17.24	$16.92
Tangible book value per common share[3]	15.75	15.51	15.75	16.16	15.83

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
Average Balance Sheet Data
Assets	$1,451,647	$1,417,087	$1,407,030	$1,405,219	$1,369,372
Loans	1,096,478	1,053,057	1,028,546	955,516	952,567
Earning assets	1,378,771	1,339,555	1,326,234	1,322,821	1,284,188
Deposits	1,203,098	1,184,426	1,199,174	1,199,334	1,166,785
Long-term debt and advances	108,229	93,968	67,667	66,000	66,000
Interest bearing liabilities	1,029,131	1,000,367	996,710	982,132	954,007
Stockholders’ equity	129,346	127,827	131,097	129,998	126,556

Asset Quality Data
Nonaccrual loans	$1,054	$3,007	$3,447	$3,124	$1,627
Troubled debt restructurings on accrual	146	150	333	340	561
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	1,200	3,157	3,780	3,464	2,188
Real estate acquired through foreclosures	—	—	—	—	—
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$1,200	$3,157	$3,780	$3,464	$2,188

Non-performing loans to total loans	0.11%	0.29%	0.36%	0.35%	0.23%
Non-performing assets to total assets	0.08	0.22	0.27	0.24	0.16
Allowance for loan losses to non-performing loans	1,085.92	397.53	322.62	332.88	592.92

Allowance for loan losses to total loans	1.16%	1.17%	1.16%	1.15%	1.34%

Loan Charge-off Data
Loans charged off	$(86)	$(367)	$(227)	$(2,246)	$(25)
Recoveries	1,817	272	141	304	61
Net (charge-offs) recoveries	$1,731	$(95)	$(86)	$(1,942)	$36

Loans by Risk Category[4]
Pass	$1,116,009	$1,052,624	$1,023,039	$977,962	$945,396
Watch	3,177	6,426	8,567	7,856	3,407
Special Mention	—	—	—	—	—
Substandard	8,759	14,765	15,679	16,022	19,285
Doubtful	—	—	—	—	—
Total	$1,127,945	$1,073,815	$1,047,285	$1,001,840	$968,088

Loans by Past Due Status
Past due loans:
30 – 59 days	$300	$600	$1,108	$556	$630
60 – 89 days	57	209	89	210	142
90 days or more	—	—	—	—	—
Nonaccrual loans	1,054	3,007	3,447	3,124	1,627
Total past due and nonaccrual loans	$1,411	$3,816	$4,644	$3,890	$2,399

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
Risk-based Capital Ratios - Company
Tier I leverage ratio	10.04%	9.68%	9.38%	9.14%	9.39%
Common equity Tier I risk-based capital ratio	9.46	9.16	8.93	9.00	9.37
Tier I risk-based capital ratio	10.89	10.49	10.19	10.38	10.86
Total risk-based capital ratio	13.75	13.39	13.12	13.41	14.13

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	11.56%	11.39%	11.20%	10.84%	10.96%
Common equity Tier I risk-based capital ratio	12.55	12.38	12.21	12.35	12.68
Tier I risk-based capital ratio	12.55	12.38	12.21	12.35	12.68
Total risk-based capital ratio	13.53	13.35	13.17	13.31	13.80

FTE employees, end of period	226	225	222	227	232
Footnotes:

(1) The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	Three Months Ended
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
Efficiency Ratio	(in thousands)

Net interest income	$12,912	$11,680	$11,114	$11,007	$11,621
Non-interest income	2,228	2,256	2,238	1,984	2,436
Less: Net gain (loss) on securities	—	(3)	—	—	465
Revenue used for efficiency ratio	15,140	13,939	13,352	12,991	13,592
Non-interest expense	8,697	8,227	7,971	7,983	8,050

Efficiency ratio	57.44%	59.02%	59.70%	61.45%	59.23%
	Nine Months Ended
	9/30/22	9/30/21
	(in thousands)
Efficiency Ratio

Net interest income	$35,706	$33,215
Non-interest income	6,722	6,455
Less: Net gain (loss) on securities	(3)	460
Revenue used for efficiency ratio	42,431	39,210
Non-interest expense	24,895	23,988

Efficiency ratio	58.67%	61.18%
(2) Investment Securities – The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	September 30, 2022				June 30, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$24,810	$—	$(2,864)	$21,946	$26,438	$—	$(2,062)	$24,376
Agency mortgage-backed residential	82,193	16	(11,777)	70,432	87,182	42	(8,864)	78,360
Collateralized loan obligations	48,209	—	(2,221)	45,988	48,216	—	(2,038)	46,178
Corporate bonds	45,493	9	(2,576)	42,926	45,473	16	(1,381)	44,108
Total available for sale	$200,705	$25	$(19,438)	$181,292	$207,309	$58	$(14,345)	$193,022

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
State and municipal	$43,350	$—	$(9,582)	$33,768	$44,205	$3	$(7,985)	$36,223
Total held to maturity	$43,350	$—	$(9,582)	$33,768	$44,205	$3	$(7,985)	$36,223

(3) Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value per common share is calculated by excluding the balance of goodwill and other intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes goodwill and other intangible assets from the calculation of risk-based capital.

	As of
	9/30/22	6/30/22	3/31/22	12/31/21	9/30/21
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$128,371	$126,618	$128,220	$130,959	$128,664
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	1,797	1,861	1,925	1,989	2,053
Tangible common equity	120,322	118,505	120,043	122,718	120,359

Shares outstanding	7,639,033	7,640,680	7,622,157	7,594,749	7,602,686
Tangible book value per common share	$15.75	$15.51	$15.75	$16.16	$15.83
Book value per common share	16.80	16.57	16.82	17.24	16.92

(4) Loans by Risk Category reflect management’s risk ratings based on categories aligned with the bank regulatory definitions.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800